Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	December 8, 2016
Telephone	+1 312 897 4192	Email	matt.schuler@lasalle.com

JLL Income Property Trust
Announces 3Q 2016 Portfolio Activities

•	Closed on seven new acquisitions totaling over $350 million, growing total portfolio to over $2 billion

•	Maintained portfolio-wide occupancy at 95 percent

•	Achieved Q3 net returns of 1.2 percent on A shares and 1.4 percent on M shares

•	Increased gross distributions per share by 4.2 percent from $0.12 to $0.125 per quarter

•	Increased AFFO for the first nine months by 56 percent over the prior year to $32.4 million

•	Raised $170 million of new capital; increased working capital line of credit to $150 million

•	Increased total revenues for the first nine months by 42 percent over the prior year to $28 million

Chicago (December 8, 2016) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the results of its execution on a number of strategic initiatives in the third quarter of 2016, improving on operational performance and acquiring assets to better position its portfolio of diversified core properties for future growth and enhancement of stockholder value.

During the quarter, it closed on seven new acquisitions totaling over $350 million across three of the four primary property sectors adding two new apartment communities, two additional bulk distribution industrial properties and three new grocery-anchored retail properties. These newly acquired properties include:

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Apartments - The acquisitions of Dylan Point Loma in San Diego and The Penfield in St. Paul added 434 additional rental units to this property segment and increased the apartment allocation to 20 percent of the overall portfolio and nearly $415 million in gross assets. Both investments represent a continuation of our core apartment investment strategy to acquire properties in strong urban in-fill locations that appeal to millennial renters.

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Industrial - The acquisition of Pinole Point Distribution Center included two 100 percent leased, Class-A warehouses in the Bay Area suburb of Richmond, California increasing the industrial acquisition total to nine properties this year. This acquisition brings the aggregate industrial portfolio to over six million square feet and 24 percent of the overall portfolio.

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Retail - Third quarter retail acquisitions included three first-class grocery-anchored neighborhood shopping centers: Silverstone Marketplace and Kierland Village Center in Scottsdale, Arizona and Timberland Town Center in Beaverton, Oregon. All three acquisitions demonstrate our preference for necessity and experiential-driven shopping formats with complementary and synergistic tenant rosters. These acquisitions bring the aggregate retail portfolio investment to more than $660 million.

“We are very pleased that we have been able to identify and close on these seven properties in the third quarter, further diversifying our portfolio across multiple property types and geographic markets. In a time of increased uncertainty, these acquisitions, combined with our focus on operational excellence, continue to drive shareholder value,” said Allan Swaringen, President and CEO of JLL Income Property Trust.

JLL Income Property Trust continues to improve its operating metrics by retiring debt, refinancing mortgage loans and acquiring new properties. The company-wide leverage ratio stands at 39% with a weighted average cost of debt declining by 50 basis points from the prior year to 3.8% at quarter-end. By securing a $150 million line of credit, JLL Income Property Trust has enhanced its ability to pursue new acquisitions and provide additional liquidity for working capital.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.